Exhibit 5.1

February 14, 2023	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Ladies and Gentlemen:

We have acted as counsel to Getaround, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of an aggregate of up to 35,598,663 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “common stock”), comprising (i) up to 24,224,687 shares of common stock reserved for issuance pursuant to the Getaround, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), (ii) up to 2,762,578 shares of common stock reserved for issuance pursuant to the Getaround, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and (iii) up to 8,611,398 shares of common stock underlying awards previously granted pursuant to the Getaround, Inc. Amended and Restated 2010 Stock Plan (the “2010 Plan” and, collectively with the 2022 Plan and the ESPP, the “Plans”) and assumed by the Company on December 8, 2022, pursuant to the Agreement and Plan of Merger dated as of May 11, 2022, as amended, by and among InterPrivate II Acquisition Corp., the Company’s predecessor company, TMPST Merger Sub I Inc., TMPST Merger Sub II LLC and Getaround, Inc. (such Shares in (i), (ii), and (iii), the “Primary Shares”). The Registration Statement also covers the registration of the resale of up to 1,542,338 shares of common stock (the “Reoffer Shares”) that may be issued upon the exercise or settlement of certain awards previously granted pursuant to the 2010 Plan on behalf of the selling securityholders or their permitted transferees described in the prospectus included in the Registration Statement (the “Reoffer Prospectus”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

In connection with rendering the opinions set forth below, we have examined and relied upon the (i) Registration Statement; (ii) the Reoffer Prospectus; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended and restated through the date hereof; (iv) the Amended and Restated Bylaws of the Company, as amended and restated through the date hereof; (v) the Plans; and (vi) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for the opinions set forth below.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations

Getaround, Inc.

February 14, 2023

thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Primary Shares to be issued pursuant to the terms of the Plans have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable; and (ii) the Reoffer Shares, when issued, delivered and paid for in accordance with the terms of the 2010 Plan, will be validly issued, fully paid and non-assessable.

Our opinions herein are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Reoffer Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP